This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
File Number 333-155626

Subject to Completion, Dated January 14, 2009

Prospectus Supplement

(To Prospectus Dated November 24, 2008)

$

            % Notes due 2019

Interest payable                  and

Issue price:                 %

The notes will mature on                     , 2019. Interest will accrue from                     , 2009 and will be payable semi-annually on each of                     and                     , commencing                     , 2009. We may redeem the notes in whole or in part at any time at the redemption price described on page S-3. The notes will be our unsecured senior debt obligations and will rank equally with all of our other existing and future unsecured senior indebtedness.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risk. See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 3, 2008 and our Quarterly Report on Form 10-Q for the quarter ended November 2, 2008.

	Price to Public(a)	Underwriting Discount	Proceeds, Before Expenses, to Us

Per Note	%	%	%

Total	$	$	$

(a)	Plus accrued interest, if any, from , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the notes to investors through the book-entry delivery systems of The Depository Trust Company, Euroclear or Clearstream on or about                          , 2009.

Joint Book-Running Managers

Barclays Capital	J.P. Morgan	UBS Investment Bank

January         , 2009

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”) and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any such free writing prospectus, nor any sale made hereunder and thereunder shall under any circumstances, create any implication that there has been no change in the affairs of Campbell Soup Company since the date of this prospectus supplement, the accompanying prospectus or any such free writing prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

In this prospectus supplement, unless otherwise stated, the terms “we,” “us” and “our” refer to Campbell Soup Company and our consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our public filings. You may also electronically access these documents through our website, www.campbellsoupcompany.com, under the “Investor Center – Financial Reports – SEC Filings” caption. We are not incorporating the contents of the website into this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we sell all of the securities covered by this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended August 3, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended November 2, 2008;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 9, 2008; and

•	Our Current Reports on Form 8-K filed with the SEC on August 28, 2008, October 1, 2008 and October 8, 2008.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Corporate Secretary

Campbell Soup Company

One Campbell Place

Camden, New Jersey 08103-1799

(856) 342-6122

S-ii

CAMPBELL SOUP COMPANY

Campbell Soup Company, together with its consolidated subsidiaries, is a global manufacturer and marketer of high-quality, branded convenience food products. Campbell Soup Company was incorporated as a business organization under the laws of New Jersey on November 23, 1922; however, through predecessor organizations, our beginnings in the food business can be traced back to 1869. Our principal executive offices are at One Campbell Place, Camden, New Jersey 08103-1799.

We operate in four business segments:

U.S. Soup, Sauces and Beverages

The U.S. Soup, Sauces and Beverages segment includes the following retail businesses: Campbell’s condensed and ready-to-serve soups; Swanson broth and canned poultry; Prego pasta sauce; Pace Mexican sauce; Campbell’s canned pasta, gravies and beans; V8 juice and juice drinks; Campbell’s tomato juice; and Wolfgang Puck soups, stocks and broths.

Baking and Snacking

The Baking and Snacking segment includes the following businesses: Pepperidge Farm cookies, crackers, bakery and frozen products in U.S. retail; Arnott’s biscuits in Australia and Asia Pacific; and Arnott’s salty snacks in Australia.

International Soup, Sauces and Beverages

The International Soup, Sauces and Beverages segment includes the soup, sauce and beverage businesses outside of the United States, including Europe, Latin America, the Asia Pacific region, as well as the emerging markets of Russia and China, and the retail business in Canada.

North America Foodservice

The North America Foodservice segment includes the Away From Home operations, which represent the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and Pepperidge Farm products through various food service channels in the U.S. and Canada.

USE OF PROCEEDS

We intend to use the net proceeds from this offering, which we estimate to be approximately $         million after deducting underwriting discounts and estimated expenses of the offering, for repayment of commercial paper borrowings and for other general corporate purposes. As of January 13, 2009, the effective weighted average interest rate of our commercial paper was approximately 0.59% and the weighted average maturity was 19 days.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

Quarter ended 11/02/08	Fiscal year ended
	8/03/08	7/29/07	7/30/06	7/31/05	8/1/04
10.8	5.7	6.5	5.8	5.1	5.0

The ratios of earnings to fixed charges were computed by dividing our earnings by fixed charges. For this purpose, earnings include the sum of earnings from continuing operations before taxes, amortization of capitalized interest, and fixed charges, less capitalized interest. Fixed charges include interest expense, capitalized interest, amortization of debt expenses and the estimated interest components of rentals. All amounts are on an as reported basis. We adopted the provisions of SFAS No. 123 (revised 2004) “Share-Based Payment,” which require stock-based compensation to be measured based on the grant-date fair value and expensed over the period which an employee is required to provide service in exchange for the award. As of the beginning of fiscal year 2006, had all of the stock-based compensation been expensed, the pre-tax pro forma impact on earnings from continuing operations would have been a reduction of $43 million in 2005 and $44 million in 2004. Including the effects of such charges, the pro forma ratio of earnings to fixed charges would have been 4.9 in 2005 and 4.8 in 2004. In fiscal years 2008 and 2004, we recorded pre-tax restructuring charges of $175 million and $24 million, respectively. In fiscal year 2006, we recognized a non-cash reduction of $21 million in interest expense associated with the favorable settlement of a U.S. tax contingency.

DESCRIPTION OF THE NOTES

General

The notes will be issued under an indenture dated as of November 24, 2008, between us and The Bank of New York Mellon, as trustee. The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is made. As used in the following description, the terms “we,” “us” and “our” refer to Campbell Soup Company only, and do not include our consolidated subsidiaries.

The notes offered by this prospectus supplement:

•	will be our unsecured general obligations,

•	will not be guaranteed by any of our subsidiaries,

•	will be issued in book-entry form only, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000,

•	will mature on , 2019, and

•

will bear interest from             , 2009 at the rate of         % per annum, payable semi-annually on each              and             , commencing             , 2009, to the persons in whose names the notes are registered at the close of business on the preceding              and             , respectively.

Issuance of Additional Notes

We may, without the consent of the holders, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single series for all purposes under the indenture.

Optional Redemption

We may redeem the notes, in whole or in part, at our option, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of such notes or

•

as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus              basis points,

plus, in each case, accrued interest on the notes to, but excluding, the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means (1) Barclays Capital Inc., J.P. Morgan Securities Inc. and UBS Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the State of New York or the State of Connecticut (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by the trustee after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Sinking Fund

The notes will not be entitled to any sinking fund.

BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. Thus, we will not issue certificated securities to you for the notes, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participant and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. The trustee and we will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Notes represented by one or more global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the notes.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated securities.

Clearstream and Euroclear

Links have been established among DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

•

purchased by those initial holders who purchase notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities;

•	persons holding notes as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, exchange or other disposition of the notes

Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of interest” above.

Gain or loss realized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

Additional notes

A U.S. Holder should be aware that additional notes that are treated for non-tax purposes as a single series with the original notes may be treated as part of a separate issuance for U.S. federal income tax purposes. In such case, for U.S. federal income tax purposes, the new notes may be considered to have been issued with original issue discount, which may affect the market value of the original notes since such additional notes may not be distinguishable from the original notes.

Backup withholding and information reporting

Information returns will be filed with the Internal Revenue Service (the “IRS”) in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the

United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Payments on the notes

Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Certification requirement

Interest on a note will not be exempt from withholding tax unless the beneficial owner of that note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person. Special certification rules apply to notes that are held through foreign intermediaries.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the holder will be required to provide to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax, currently at a rate of 30% (or a lower treaty rate).

Sale, exchange or other disposition of the notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain realized by the Non-U.S. Holder on a sale, exchange or other disposition of notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax.

Additional notes

A Non-U.S. Holder should be aware that additional notes that are treated for non-tax purposes as a single series with the original notes may be treated as part of a separate issuance for U.S. federal income tax purposes. In such case, for U.S. federal income tax purposes, the new notes may be considered to have been issued with original issue discount, which may affect the market value of the original notes since such additional notes may not be distinguishable from the original notes.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$
J.P. Morgan Securities Inc.
UBS Securities LLC

Total	$

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if they buy any of them.

The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

The underwriters initially propose to offer the notes directly to the public at the offering price described on the cover page of this prospectus supplement and may offer the notes to certain dealers at a price that represents a concession not in excess of     % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in this offering, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be $0.6 million.

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in banking, financial advisory and other commercial dealings with us and our affiliates, for which they have earned and may earn customary fees.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Linda Lipscomb, our Vice President-Legal, as to New Jersey law, and by Davis Polk & Wardwell, New York, New York, as to New York law. Ms. Lipscomb beneficially owns or has rights to acquire an aggregate of less than 1% of the outstanding shares of our common stock. Certain legal matters will be passed upon for the underwriters by White & Case LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K of Campbell Soup Company for the fiscal year ended August 3, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

DEBT SECURITIES

From time to time, we may sell debt securities consisting of debentures, notes or other unsecured evidences of indebtedness on terms we will determine at the times we sell the debt securities. When we decide to sell a particular series of debt securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the debt securities we are offering. You should read this prospectus and any supplement carefully before you invest.

Investing in these securities involves risks. See “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell the debt securities directly, through agents, through underwriters or dealers, or through a combination of such methods. If we elect to use agents, underwriters or dealers in any offering of debt securities, we will disclose their names and the nature of our arrangements with them in the prospectus supplement we prepare for such offering.

The date of this prospectus is November 24, 2008.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us.”

You should rely only on the information contained in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. We are offering to sell debt securities only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate only as of its respective date, regardless of the time of delivery of this prospectus, any prospectus supplement or any such free writing prospectus or any sale of debt securities. In this prospectus, unless otherwise stated, the terms “we,” “us” and “our” refer to Campbell Soup Company and our consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access documents filed by us including the exhibits and schedules thereto. You may also electronically access these documents through our website, www.campbellsoupcompany.com, under the “Investor Center – Financial Reports – SEC Filings” caption. We are not incorporating the contents of the website into this prospectus.

The SEC allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we sell all of the securities covered by this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended August 3, 2008;

•	Our Definitive Proxy Statement and Additional Materials on Schedule 14A filed with the SEC on October 9, 2008; and

•	Our Current Reports on 8-K filed with the SEC on August 28, 2008, October 1, 2008 and October 8, 2008.

You may electronically access these documents through our website, www.campbellsoupcompany.com, under the “Investor Center – Financial Reports – SEC Filings” caption. We are not incorporating the contents of the website into this prospectus. You may also request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Corporate Secretary

Campbell Soup Company

One Campbell Place

Camden, New Jersey 08103-1799

(856) 342-6122

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements that reflect our current expectations regarding our future results of operations, economic performance, financial condition and achievements. We try, wherever possible, to identify these forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “will” and similar expressions. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements reflect our current plans and expectations and are based on information currently available to us. They rely on a number of assumptions regarding future events and estimates which could be inaccurate and which are inherently subject to risks and uncertainties.

We wish to caution the reader that the following important factors and those important factors described in Item 1A of our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the SEC, could affect our actual results and could cause such results to vary materially from those expressed in any forward-looking statements made by us or on our behalf:

•

the impact of strong competitive response to our efforts to leverage our brand power with product innovation, promotional programs and new advertising, and of changes in consumer demand for our products;

•	the risks in the marketplace associated with trade and consumer acceptance of product improvements, shelving initiatives and new product introductions;

•

our ability to achieve sales and earnings guidance, which are based on assumptions about sales volume, product mix, the development and success of new products, the impact of marketing and pricing actions and product costs;

•	our ability to realize projected cost savings and benefits, including those contemplated by restructuring programs and other cost-savings initiatives;

•	our ability to successfully manage changes to our business processes, including selling, distribution, product capacity, information management systems and the integration of acquisitions;

•	the increased significance of certain of our key trade customers;

•	the impact of fluctuations in the supply and inflation in energy, raw and packaging materials cost;

•	the risks associated with portfolio changes and completion of acquisitions and divestitures;

•	the uncertainties of litigation described from time to time in our SEC filings;

•	the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; and

•	the impact of unforeseen business disruptions in one or more of our markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. We disclaim any obligation or intent to update forward-looking statements made by us in order to reflect new information, events or circumstances after the date they are made.

CAMPBELL SOUP COMPANY

Campbell Soup Company, together with its consolidated subsidiaries, is a global manufacturer and marketer of high-quality, branded convenience food products. Our principal executive offices are at One Campbell Place, Camden, New Jersey 08103-1799, and our telephone number is (856) 342-4800. We maintain a website at www.campbellsoupcompany.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

USE OF PROCEEDS

Unless we describe a different use of proceeds from an offering in the related prospectus supplement, we intend to use the net proceeds from the sales of the debt securities offered by this prospectus to repay short-term debt, to reduce or retire from time to time other indebtedness and for other general corporate purposes, including acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

Fiscal year ended
8/03/08	7/29/07	7/30/06	7/31/05	8/1/04

5.7	6.5	5.8	5.1	5.0

The ratios of earnings to fixed charges were computed by dividing our earnings by fixed charges. For this purpose, earnings include the sum of earnings from continuing operations before taxes, amortization of capitalized interest, and fixed charges, less capitalized interest. Fixed charges include interest expense, capitalized interest, amortization of debt expenses and the estimated interest components of rentals. All amounts are on an as reported basis. We adopted the provisions of SFAS No. 123 (revised 2004) “Share-Based Payment,” which require stock-based compensation to be measured based on the grant-date fair value and expensed over the period which an employee is required to provide service in exchange for the award. As of the beginning of fiscal year 2006, had all of the stock-based compensation been expensed, the pre-tax pro forma impact on earnings from continuing operations would have been a reduction of $43 million in 2005 and $44 million in 2004. Including the effects of such charges, the pro forma ratio of earnings to fixed charges would have been 4.9 in 2005 and 4.8 in 2004. In fiscal years 2008 and 2004, we recorded pre-tax restructuring charges of $175 million and $24 million, respectively. In fiscal year 2006, we recognized a non-cash reduction of $21 million in interest expense associated with the favorable settlement of a U.S. tax contingency.

DESCRIPTION OF DEBT SECURITIES

Unless we indicate otherwise in an accompanying prospectus supplement, the debt securities consisting of debentures, notes and other unsecured evidence of indebtedness will be issued under an indenture between Campbell Soup Company and The Bank of New York Mellon, as trustee, which we have filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary of certain general provisions of the indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture, including the definitions therein of certain terms. The particular terms of a series of debt securities offered by a prospectus supplement and the extent, if any, to which such general provisions may apply to such securities will be described in the prospectus supplement relating to such series. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the indenture. In this “Description of Debt Securities,” the terms the “Company,” “we,” “us” and “our” refer to Campbell Soup Company only, and do not include our consolidated subsidiaries.

General

The indenture does not limit the amount of debt securities which we may issue under the indenture and provides that debt securities may be issued thereunder up to the aggregate principal amount which our board of directors may authorize from time to time. Debt securities may be issued from time to time in one or more series. Debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Please refer to the prospectus supplement relating to any particular series of debt securities we may offer for the following terms of such series:

(a)	the designation, aggregate principal amount and authorized denominations of the offered debt securities;

(b)	the price (expressed as a percentage of the aggregate principal amount thereof) at which the offered debt securities will be issued;

(c)	the date or dates on which the offered debt securities will mature;

(d)	the annual rate, if any, at which the offered debt securities will bear interest;

(e)	the date from which such interest, if any, on the offered debt securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and, with respect to offered debt securities in registered form, the regular record dates for such interest payment dates;

(f)	any optional or mandatory sinking fund provisions;

(g)	the date, if any, after which and the price or prices at which the offered debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or at the option of the holder and any other terms and provisions of such optional or mandatory redemptions;

(h)	the denominations in which any offered debt securities of a series which are registered securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any offered debt securities of the series which are bearer securities will be issuable if other than denominations of $5,000;

(i)	if other than the principal amount thereof, the portion of the principal amount of offered debt securities of the series which will be payable upon declaration of acceleration of maturity thereof;

(j)	any events of default with respect to the offered debt securities of the series, if not set forth in the indenture;

(k)	the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on the offered debt securities of the series will be payable (if other than the currency of the United States of America), which unless otherwise specified will be the currency of the United States of America as at the time of payment which is the legal tender for payment of public or private debts;

(l)	if the principal of (and premium, if any), or interest, if any, on the offered debt securities of the series is to be payable, at our election or at the election of any holder thereof, in a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

(m)	if such offered debt securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America;

(n)	if the amount of payments of principal of (and premium if any), or portions thereof, or interest, if any, on the offered debt securities of the series may be determined with reference to an index, formula or other method, the manner in which such amounts will be determined;

(o)	whether the offered debt securities will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of any offered debt securities issuable in bearer form and whether, and, if so, the terms upon which, any offered debt securities in bearer form will be exchangeable for offered debt securities in registered form;

(p)	whether such offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the method of transferring beneficial interests in such global security or global securities;

(q)	whether the offered debt securities of any series shall be issued upon original issuance in whole or in part in the form of one or more book-entry securities;

(r)	the application, if any, of certain provisions of the indenture relating to defeasance and discharge, and certain conditions thereto;

(s)	with respect to the offered debt securities of the series, any deletions from, modifications of or additions to the events of default or any covenants, whether or not such events of default or covenants are consistent with the events of default or covenants set forth in the indenture; and

(t)	any U.S. Federal income tax consequences applicable to the offered debt securities.

Debt securities of a series may be issued in registered form or bearer form or both as specified in the terms of the series, may be issued in whole or in part in the form of one or more global securities and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or another depositary named by the Company and identified in a prospectus supplement with respect to such series. The prospectus supplement will specify whether the offered debt securities will be registered, bearer, global or book-entry form.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes. Except in certain circumstances, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof.

Unless the prospectus supplement relating thereto specifies otherwise, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof, and bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000. The prospectus supplement relating to a series of debt securities denominated in a foreign or composite currency will specify the denomination thereof.

At the option of the holder and subject to the terms of the indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series will be exchangeable into an equal aggregate principal amount of registered securities or, in the case of global bearer securities, registered securities or bearer securities of the same series (with the same interest rate and maturity date). Bearer securities surrendered in exchange for registered securities between the record date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest accrued as of such date will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the indenture. Registered securities of any series will be exchangeable into an equal aggregate principal amount of registered securities of the same series (with the same interest rate and maturity date) of different authorized denominations. Registered securities may not be exchanged for bearer securities.

A book-entry security may not be registered for transfer or exchange (other than as a whole by the depository to a nominee or by such nominee to such depository) unless

(a)	the depository or such nominee notifies us that it is unwilling or unable to continue as depository,

(b)	the depository ceases to be qualified as required by the indenture,

(c)	we instruct the trustee in accordance with the indenture that such book-entry securities shall be so registrable and exchangeable,

(d)	there shall have occurred and be continuing an event of default or an event which after notice or lapse of time would be an event of default with respect to the debt securities evidenced by such book-entry securities or

(e)	there shall exist such other circumstances, if any, as may be specified in the applicable prospectus supplement.

Each holder agrees to indemnify the Company and the trustee against any liability that may result from the holder’s transfer, exchange or assignment a security in violation of any provision of the indenture and/or applicable United States Federal or state securities law. The trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the indenture or under applicable law with respect to any transfer of a security (including any transfers between or among depositary participants or beneficial owners of interests in any global security) other than to require delivery of such certificates and other documentation or evidence as the indenture expressly requires.

No service charge will be made for any transfer or exchange of the debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Unless we indicate otherwise in the prospectus supplement, principal (and premium, if any) will be payable and registered securities will be transferable at the corporate trust office of the trustee or such other paying agent as we may appoint from time to time, as specified in the applicable prospectus supplement. Unless other arrangements are made, we will pay interest, if any, by checks mailed to the holders of registered securities at their registered addresses. We will make payment with respect to debt securities represented by a global security registered in the name of a depository or its nominee to the depository or its nominee, as the case may be, as the registered owner of the global security. To the extent set forth in the prospectus supplement relating thereto, any bearer securities and the coupons appertaining thereto will be payable against surrender thereof, subject to any applicable laws and regulations, at the offices of such paying agencies outside the United States as we may appoint from time to time.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. U.S. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Under the indenture, we will have the ability to issue debt securities with terms different from those of debt securities previously issued.

Certain Covenants

Restrictions on Secured Debt

If the Company or any Restricted Subsidiary shall incur or guarantee any evidence of indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any Principal Property of the Company or any Restricted Subsidiary, or on any share of stock or Debt of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure all series of the debt securities equally and ratably with (or, at the Company’s option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in “Restrictions on Sales and Leasebacks” below), would not exceed 10% of Consolidated Net Assets.

The above restriction will not apply to, and there will be excluded from secured Debt in any computation under such restrictions, Debt secured by

(a)	Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary,

(b)	Mortgages in favor of the Company or a Restricted Subsidiary,

(c)	Mortgages in favor of governmental bodies to secure progress, advance or other payments,

(d)	Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation, and purchase money and construction Mortgages which are entered into within specified time limits,

(e)	Mortgages securing certain federal tax-exempt obligations issued by a state or local government entity to finance the acquisition or construction of property,

(f)	mechanics and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith,

(g)	Mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition in the transaction of business or exercise of any privilege, franchise or license,

(h)	Mortgages for taxes, assessments or governmental charges or levies which are not then due or, if delinquent, are being contested in good faith,

(i)	Mortgages, including judgment liens, arising from legal proceedings being contested in good faith and

(j)	any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (i) inclusive.

Restrictions on Sales and Leasebacks

Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Mortgages on Principal Properties (with the exception of secured Debt which is excluded as described in “Restrictions on Secured Debt” above) would not exceed 10% of Consolidated Net Assets.

This restriction will not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if

(a)	the lease is for a period, including renewal rights, of not in excess of five years,

(b)	the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction,

(c)	the lease secures or relates to certain federal tax-exempt obligations issued by a state or local government entity to finance the acquisition or construction of property,

(d)	the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or

(e)	the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of Funded Debt of the Company or a Restricted Subsidiary, or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of

(1)	the net proceeds of the sale of the Principal Property leased or

(2)	the fair market value of the Principal Property leased.

In lieu of applying proceeds to the retirement of Funded Debt, debentures or notes (including the debt securities) of the Company or a Restricted Subsidiary may be surrendered to the applicable trustee for cancellation at a value equal to the principal amount thereof or the Company or a Restricted Subsidiary may credit the principal amount of Funded Debt voluntarily retired within 180 days after such sale.

Unless otherwise indicated in a prospectus supplement, the covenants contained in the indenture and the debt securities would not necessarily afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of debt securities.

Certain Definitions

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

“Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Funded Debt” means (a) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower and (b) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing or processing plant or warehouse owned at the date hereof or hereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the United States of America and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets other than (a) any property which in the opinion of the board of directors is not of material importance to the total business conducted by the Company as an entirety or (b) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Restricted Subsidiary” means a subsidiary of the Company (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (b) which owns a Principal Property, but does not include a subsidiary of the Company engaged primarily in the development and sale or financing of real property.

Merger and Consolidation

The Company will not merge or sell, convey, transfer or lease all or substantially all of its assets unless the successor Person is the Company or another Person that assumes the Company’s obligations on the debt securities and under the indenture and, after giving effect to such transaction, the Company or the successor Person would not be in default under the indenture.

Events of Default

The indenture defines “events of default” with respect to the debt securities of any series as being one of the following events:

(a)	default in the payment of any installment of interest on that series for 30 days after becoming due;

(b)	default in the payment of principal (or premium, if any) on that series when due;

(c)	default in the performance of any other covenant with respect to the debt securities of that series or in the indenture (other than a covenant included in the indenture solely for the benefit of any series of debt securities other than that series) continued for 90 days after notice;

(d)	certain events of bankruptcy, insolvency or reorganization; and

(e)	any other event of default provided with respect to debt securities of that series.

The indenture contains no events of default or other provisions which specifically afford holders of the debt securities protection in the event of a highly leveraged transaction.

If an event of default shall occur and be continuing with respect to the debt securities of any series, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal (or such portion thereof as may be specified in the prospectus supplement relating to such series) of the debt securities of such series and the accrued interest thereon, if any, to be due and payable. The indenture provides that the trustee shall, within 90 days after the occurrence of a default known to a responsible officer of the trustee, give the holders of debt securities notice of all uncured defaults known to it (the term “default” to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or interest on any debt security, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of debt securities. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the debt securities of that series then outstanding, by written notice to the Company and the trustee, may, in certain circumstances, rescind and annul such declaration.

The Company will furnish to the trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. In addition, so long as any of the debt securities are outstanding, the Company shall, within five business days of the chief financial officer, the treasurer or the controller of the Company obtaining actual knowledge of a default or event of default with respect to the debt securities, deliver to the trustee an Officers’ Certificate specifying such default or event of default.

The holders of a majority in principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults with respect thereto. The indenture will provide that in case an event of default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they first shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Modification of the Indenture and Waiver

The indenture provides that the Company and the trustee may enter into supplemental indentures without the consent of the holders of the debt securities to:

(a)	evidence the assumption by a successor corporation of the obligations of the Company,

(b)	add covenants for the protection of the holders of debt securities,

(c)	add any additional events of default,

(d)	cure any ambiguity or correct any inconsistency in the indenture,

(e)	establish the form or terms of debt securities of any series,

(f)	secure the debt securities and related coupons, if any, and

(g)	evidence the acceptance of appointment by a successor trustee.

With certain exceptions, the indenture may be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification; provided, however, that no such modification or amendment may be made, without the consent of the holder of each debt security affected, which would, among other things,

(a)	reduce the principal amount of or the interest on any debt security, change the stated maturity of the principal of, or any installment of interest on, any debt security or the other terms of payment thereof,

(b)	reduce the above-stated percentage of debt securities, the consent of the holders of which is required to modify or amend the indenture, or the percentage of debt securities of any series, the consent of the holders of which is required to waive certain past defaults,

(c)	change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in Section 10.02 of the indenture or

(d)	modify any of the provisions referred to in clauses (a), (b) and (c) above or clauses (a) and (b) below, except to increase the percentages referred to below or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The holders of at least a majority in principal amount of the debt securities of each series outstanding may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, (a) compliance by the Company with certain restrictive provisions of the indenture and (b) any past default under the indenture, except a default (1) in the payment of principal of (and premium, if any) or any interest on any debt security of such series and (2) in respect of a covenant, or provision of the indenture which cannot be modified or amended without the consent of the holder of each debt security of such series outstanding affected.

Defeasance and Discharge

The indenture provides that the Company may specify that, with respect to the debt securities of a certain series, it will be discharged from any and all obligations in respect of such debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities) upon the deposit with the trustee, in trust, of money and/or U.S. government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the indenture and such debt securities. If so specified with respect to the debt securities of a series, such a trust may only be established if establishment of the trust would not cause the debt securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof. Also, if so specified with respect to a series of debt securities, such establishment of such a trust may be conditioned on the delivery by the Company to the trustee of an opinion of counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such debt securities. The designation of such provisions, U.S. Federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto.

Concerning the Trustee

We have appointed The Bank of New York Mellon as the trustee under the indenture and as initial security registrar with regard to the debt securities.

We may remove the trustee with or without cause if we so notify the trustee six months in advance and if no event of default occurs during the six-month period.

LEGAL OPINIONS

Unless otherwise disclosed in the prospectus supplement, the validity of the debt securities offered hereby will be passed upon for us by Linda Lipscomb, our Vice President-Legal, as to New Jersey law, and by Davis Polk & Wardwell, New York, New York, as to New York law. Ms. Lipscomb beneficially owns or has rights to acquire an aggregate of less than 1% of the outstanding shares of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Campbell Soup Company for the fiscal year ended August 3, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.